UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2014
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 2, 2014, Progress Software Corporation (“Progress”) entered into a Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Citizens Bank, N.A., as Syndication Agents, Bank of America, N.A., Citibank, N.A. and Silicon Valley Bank, as Documentation Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger, providing for a $150 million secured term loan and a $150 million secured revolving credit facility, which may be made available in U.S. Dollars and certain other currencies. The revolving credit facility may be increased by up to an additional $75 million if the existing or additional lenders are willing to make such increased commitments. This new credit facility replaces Progress’ existing unsecured revolving credit facility dated August 15, 2011.

The term loan was used to partially fund Progress’ acquisition of Telerik AD, as described below in Item 2.01 “Completion of Acquisition or Disposition of Assets.” The revolving credit facility has sublimits for swing line loans up to $25.0 million and for the issuance of standby letters of credit in a face amount up to $25.0 million. Progress expects to use the revolving credit facility for general corporate purposes, including acquisitions of other businesses, and may also use it for working capital.

Interest rates for the term loan and revolving credit facility are determined at the option of Progress and would range from 1.50% to 2.25% above the Eurodollar rate for Eurodollar-based borrowings or would range from 0.50% to 1.25% above the defined base rate for base rate borrowings, in each case based upon Progress’ leverage ratio.  Additionally, Progress may borrow certain foreign currencies at rates set in the same range above the respective London interbank offered interest rates for those currencies, based on Progress’ leverage ratio.  A quarterly commitment fee on the undrawn portion of the revolving credit facility is required, ranging from 0.25% to 0.40% per annum, based upon Progress’ leverage ratio.  At closing of the term loan and revolving credit facility, the applicable interest rate and commitment fee would be at the second lowest rate in each range.

The credit facility matures on December 2, 2019, when all amounts outstanding will be due and payable in full.  The revolving credit facility does not require amortization of principal.  The term loan requires repayment of principal at the end of each fiscal quarter, beginning with the fiscal quarter ending February 28, 2015.  The first eight payments are in the principal amount of $1.875 million each, the following eight payments are in the principal amount of $3.75 million each, the following three payments are in the principal amount of $5.625 million each, and the last payment is of the remaining principal amount. Any amounts outstanding under the term loan thereafter would be due on the maturity date.  The term loan may be prepaid before maturity in whole or in part at Progress’ option without penalty or premium.

Revolving loans may be borrowed, repaid and reborrowed until December 2, 2019, at which time all amounts outstanding must be repaid. Accrued interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to LIBOR rate loans. Progress may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of LIBOR rate loans.

Progress is the sole borrower under the credit facility. Progress’ obligations under the Credit Agreement are guaranteed by each of Progress’ material domestic subsidiaries and are secured by substantially all of the assets of Progress and such material domestic subsidiaries, as well as 100% of the capital stock of Progress’ domestic subsidiaries and 65% of the capital stock of Progress’ first-tier foreign subsidiaries, in each case, subject to certain exceptions as described in the Credit Agreement. Future material domestic subsidiaries of Progress will be required to guaranty Progress’ obligations under the Credit Agreement, and to grant security interests in substantially all of their assets to secure such obligations. The Credit Agreement generally prohibits, with certain exceptions, any other liens on the assets of Progress and its subsidiaries, subject to certain exceptions as described in the Credit Agreement.

In addition, swap obligations and banking services obligations (including treasury management services) are guaranteed and secured on the same basis as the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Progress and its subsidiaries’ ability to, among other things, grant liens, make investments, make acquisitions, incur indebtedness, merge or consolidate, dispose of assets, pay dividends or make distributions, repurchase stock, change the nature of its business, enter into certain transactions with affiliates and enter into burdensome agreements, in each case subject to customary exceptions for a credit facility of this size and type. Progress is also required to maintain compliance with a consolidated fixed charge coverage ratio, a consolidated leverage ratio and a consolidated senior secured leverage ratio.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all unpaid and overdue amounts (including principal, interest and fees) under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate or 2.00% above the defined base rate.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The above descriptions of the new credit facility and the Credit Agreement are not complete and are qualified in their entirety by reference to the Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement

On December 2, 2014, in connection with entering into the new credit facility described in Item 1.01, “Entry into a Material Definitive Agreement,” Progress terminated the Credit Agreement dated August 15, 2011 by and among Progress, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.  The material terms of the terminated Credit Agreement are set forth in Exhibit 10.1 of Progress’ Current Report on Form 8-K filed August 18, 2011 and are incorporated herein by reference.  The Credit Agreement was to mature on August 15, 2016.  Loans under the Credit Agreement could be paid before maturity in whole or in part at Progress’ option without penalty or premium.  There were no revolving loans and $0.7 million of letters of credit outstanding at the time of the termination of the Credit Agreement, which letters of credit were incorporated into the new credit facility.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 2, 2014, following the receipt of all required regulatory approvals and satisfaction of all closing conditions, Progress, through a wholly owned subsidiary, completed its previously announced acquisition (the “Transactions”) of all of the outstanding securities (the “Purchased Securities”) of Telerik AD (“Telerik”) from the securityholders of Telerik. As a result of the Transactions, Telerik became an indirect wholly-owned subsidiary of Progress.

The Transactions were effected pursuant to a Securities Purchase Agreement (“the Purchase Agreement”), dated as of October 21, 2014, among Progress, Telerik, the persons and entities identified in the Purchase Agreement as "sellers" (collectively, the “Sellers”) and each of Vassil Terziev, Svetozar Georgiev and Summit Partners Venture Capital Fund II-A, L.P., solely in their capacity as the “securityholder representative” thereunder (the “Securityholder Representative”).

Pursuant to the Purchase Agreement, Progress acquired the Purchased Securities from the Sellers for an aggregate purchase price of $262.5 million (the “Consideration”). Approximately $11 million of the Consideration is payable to Telerik’s founders and certain other key employees in restricted stock units, subject to a vesting schedule and continued employment. Under the Purchase Agreement, 10% percent of the Consideration was deposited into an escrow account to secure certain indemnification and other obligations of the Sellers to Progress. Progress funded the Consideration through a combination of existing cash resources and the $150 million term loan described above under Item 1.01, “Entry into a Material Definitive Agreement”.

The foregoing description of the Transactions is not complete and is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which was previously filed as Exhibit 2.1 to Progress’ Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2014.

A copy of the press release issued by Progress on December 2, 2014 announcing completion of the Transactions is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 8.01 Other Events

On December 2, 2014, Progress issued a press release announcing the completion of the acquisition of Telerik AD. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)-(b) The financial information required by Item 9.01 with respect to the Transactions described in Item 2.01 above, “Completion of Acquisition or Disposition of Assets,” will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(d) Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated as of December 2, 2014, by and among Progress Software Corporation, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Citizens Bank, N.A., as Syndication Agents, and Bank of America, N.A., Citibank, N.A. and Silicon Valley Bank, as Documentation Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger

99.1	Press Release dated December 2, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 5, 2014	Progress Software Corporation

		By:	/s/ STEPHEN H. FABERMAN
Stephen H. Faberman
Senior Vice President and General Counsel

EXHIBIT INDEX

10.1
Credit Agreement, dated as of December 2, 2014, by and among Progress Software Corporation, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Citizens Bank, N.A., as Syndication Agents, and Bank of America, N.A., Citibank, N.A. and Silicon Valley Bank, as Documentation Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger

99.1	Press Release dated December 2, 2014